UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2009
SIOUXLAND ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Nebraska	000-52420	22-3902184
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1501 Knox Boulevard
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On May 1, 2009, Siouxland Ethanol, LLC (the “Registrant”) entered into an Ethanol Product Off-Take Agreement (the “Agreement”) with Gavilon, LLC (“Gavilon”). Under the Agreement, Gavilon is obligated to bid on 100% of the Registrant’s annual production of fuel ethanol up to 60 million gallons per year and the Registrant is obligated to consider all such bids, subject to the right of the Registrant to retain up to 600,000 gallons of ethanol per month for sales to third parties (“Retained Product”). Each bid submitted by Gavilon may be accepted or rejected by the Registrant. If accepted, the ethanol subject to the bid will be sold to Gavilon FOB the Registrant’s plant in Jackson, Nebraska, at the bid price less a service fee payable to Gavilon. If a bid is rejected, the Registrant will retain the ethanol that was the subject of the bid and Gavilon shall be required to continue to bid on such ethanol unless the Registrant elects to treat such ethanol as Retained Product. Alternatively, if the Registrant receives a bona fide bid from an unaffiliated party with respect to any ethanol which reflects a higher net price to the Registrant, the Registrant is allowed to accept the higher bid on behalf of Gavilon, subject to Gavilon’s reasonable approval. In that case, Gavilon’s bid on such ethanol will be deemed to be amended to reflect the better terms of the third party bid, and the Gavilon bid, as so amended, will be accepted by the Registrant. As a result, such ethanol will be sold through Gavilon to such third party bidder at the higher price and Gavilon will receive its service fee on the gallons sold under this arrangement. If Gavilon does not approve acceptance of the third party bid on its behalf, Registrant shall be allowed to accept such bid on its own behalf and sell the ethanol that was the subject of Gavilon’s original bid directly to such other party without the payment of a service fee to Gavilon.
     Gavilon will pay all transportation costs associated with the ethanol sold under the Agreement. However, to the extent Gavilon maintains a dedicated fleet of railcars to be used to transport ethanol sold by the Registrant, the Registrant has agreed to be responsible for the net leasing cost incurred by Gavilon (including in-service freight and mileage equalization costs) for these dedicated railcars. The Registrant and Gavilon will confer at least annually to determine the number of railcars needed to transport ethanol from the Registrant’s plant. Gavilon will invoice the Registrant monthly for such railcar leasing costs.
     The Agreement will have an initial term of one year, but may be extended for up to three additional one-year terms by mutual agreement of the parties. Either party may terminate the Agreement without cause at any time upon 90 days written notice. If the Registrant terminates the Agreement without cause, it will remain responsible for any railcar leasing costs incurred by Gavilon through the remainder of the current term of the Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
     On May 1, 2009, the Registrant notified Archer-Daniels-Midland Company (“ADM”) that the Registrant was terminating the Ethanol Marketing Agreement, dated March 29, 2006, by and between the Registrant and ADM (the “Marketing Agreement”). Prior to termination of the Marketing Agreement, ADM marketed 100% of the Registrant’s ethanol production. The termination of the Marketing Agreement coincides with the entry into the Ethanol Product Off-Take Agreement with Gavilon, LLC described in Item 1.01 hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
May 4, 2009	/s/ Charles Hofland
Charles Hofland, President
and Chief Executive Officer

2